Exhibit 99.1

ContraVir Pharmaceuticals Announces Proposed Public Offering of Common Stock and Warrants

EDISON, N.J., April 24, 2017 (GLOBE NEWSWIRE) — ContraVir Pharmaceuticals, Inc. (“ContraVir”) (NASDAQ:CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, today announced that it has commenced an underwritten public offering, subject to market and other conditions, to issue and sell shares of its common stock and warrants to purchase shares of its common stock. The shares of common stock and warrants will be issued separately. There is no established public trading market for the warrants and ContraVir does not expect a market to develop in the future.  There can be no assurance as to whether or when the offering may be completed, or to the actual size or terms of the offering. ContraVir intends to use the net proceeds from the sale of the securities to fund research and development activities, including ongoing clinical trials, and for working capital and other general corporate purposes, and possibly acquisitions of other companies, products or technologies, though no such acquisitions are currently contemplated.

Canaccord Genuity is acting as sole book-running manager for the offering.

The shares of common stock and warrants described above are being offered pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (SEC). A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available for free on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may also be obtained, when available, from Canaccord Genuity Inc., Attention: Equity Syndicate Department, 99 High Street, 12th Floor, Boston, Massachusetts 02110, by telephone at (617) 371-3900, or by email at prospectus@canaccordgenuity.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of ContraVir’s securities. No offer, solicitation or sale will be made in any state or other jurisdiction in which such offering, solicitation or sale would be unlawful.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action. One compound, TXL™ (formerly CMX157), is a highly potent analog of the successful antiviral drug Viread® (tenofovir disoproxil fumerate), and is currently in Phase 2a of development. TXL™ has demonstrated the potential for low, once-daily dosing and decreased systemic exposure compared to tenofovir, thereby potentially reducing renal and bone side effects. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. ContraVir is also developing Valnivudine, an orally available nucleoside analogue prodrug; Valnivudine is currently in Phase 3 for the treatment of herpes zoster. In addition to direct antiviral activity, Phase 2 data suggest that Valnivudine has the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN). For more information visit www.contravir.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements relating to ContraVir’s expectations regarding the timing of the proposed public offering. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. ContraVir cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to market conditions related to the public offering. There can be no assurance that ContraVir will be able to complete the public offering on the anticipated terms, or at all. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2016 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya

Director of Investor Relations

sp@contravir.com; (732) 902-4028